Exhibit 99.1

December 20, 2018

MICT and Brookfield Interactive (Hong Kong) Ltd

sign a definitive acquisition agreement with ParagonEx

•	The merged companies create a substantial new group, Global Fintech Holdings

•	Global Fintech Holdings raised $23.5 million at $1.65 per share to finance transaction

•	A tender offer to purchase up to 20% of MICT’s outstanding common stock at a price of $1.65 per share shall be commenced by BNN Technology PLC

Brookfield Interactive (Hong Kong) Ltd, ParagonEx Ltd. and MICT, Inc. (NASDAQCM: MICT) are pleased to announce the signing of a definitive acquisition agreement to pursue the strategic transactions and planned listing on NASDAQ outlined in announcements by MICT and BNN on July 2, 2018.

Summary of the Proposed Transaction

The acquisitions will create a new company, Global Fintech Holdings Ltd. (GFH), which will become the parent of these highly complementary businesses with the opportunity to achieve significant scale as a combined entity:

•	ParagonEx is a leading developer and global provider of software solutions and related services for online trading in contracts-for-difference (“CFD”) in over 500 different underlying global financial instruments such as stocks, indices, commodities, exchange-traded funds and foreign exchange. ParagonEx provides its business-to-business (B2B) clients with a software platform for trading in CFDs under a business model of ‘Platform as a Service’ (PaaS). ParagonEx’s trading platform is product-agnostic, capable of handling high trading volumes and is highly synergistic with Brookfield Interactive (HK)’s offering, and expected to enable it to deliver its content and services in China and elsewhere on robust digital trading platforms. ParagonEx generated EBITDA of $19.9 million in 2017 and $10.3 million of EBITDA in H1 2018 as well as producing significant cash flow.[1]
•	Brookfield Interactive (HK) brings to GFH, a technology, content and services company with a focus on the Chinese lottery, sports and gaming markets. Brookfield Interactive (HK)’s successful history of executing its digital technology strategy in China via long term trusted and proven relationships with Chinese provincial lottery centers, government regulated departments and major Chinese portals, provides a well-established starting point for GFH, which will be strengthened by the execution capabilities of the merged companies.
•	MICT, a Nasdaq listed company, through its majority owned subsidiary Micronet Ltd., currently provides rugged mobile devices for the growing commercial Mobile Resource Management (MRM) market. MICT develops, manufactures and provides mobile computing platforms for the mobile logistics management market in the U.S., Europe and Israel. American manufactured systems are designed for outdoor and challenging work environments in trucking, distribution, logistics, public safety and construction. As noted below, MICT’s interest in Micronet Ltd. is contemplated to be spun off in connection with the transactions contemplated by the acquisition agreement.

1 EBITDA represents the sum of net income/(loss), interest and finance costs, interest income, depreciation and amortization, exchange rate adjustment and, if any, income taxes during the relevant period. Refer to the disclaimer language at the end of this press release for more information regarding non-GAAP financial measures.

We believe combining these entities will create a company with a strong business-to-business (B2B) technology platform and operational expertise that will enable GFH to present a leading global multifaceted platform for trading in digital assets. The combination of these entities is expected to allow GFH to capitalize on ParagonEx’s technology and Brookfield Interactive (HK)’s market relationships and technology, via a public market vehicle with access to the capital markets, to become a leading technology provider for the lottery, sports content and other gaming verticals with a strong position in the Asian markets. The strengths and competencies of GFH are expected to include:

•	a premier trading platform in digital assets, offered as a Platform as a Service (“PaaS”), that is product agnostic and can be scaled into many different verticals;
•	access to the Chinese market through Brookfield Interactive (HK) to monetize the lotto, sports, gaming and other markets using GFH’s technology solutions; and
•	potential to capitalize on its access to the financial markets to acquire revenues of smaller players at attractive and accretive acquisition multiples to address industry consolidation driven by regulatory changes.

Key Terms of the Transaction

•	GFH successfully raised $23.5 million at $1.65 per share to fund the transaction (the “Financing”).
•	BNN Technology PLC, a 15% stockholder in MICT and majority stockholder of Brookfield Interactive (HK), will commence a tender offer to purchase up to 20% of the issued and outstanding shares of MICT’s common stock, not already owned by it within 15 business days at a price of $1.65 per share, in order to increase its ownership percentage of MICT to a maximum of 35% (assuming full participation in the tender offer).
•	MICT and GFH will complete a merger whereby MICT will become a wholly-owned subsidiary of GFH.
•	Brookfield Interactive (HK) shareholders will transfer to GFH all of the issued and outstanding shares of Brookfield Interactive (HK), resulting in Brookfield Interactive (HK) becoming a wholly-owned subsidiary of GFH.
•	ParagonEx’s shareholders will transfer all of the issued and outstanding shares of ParagonEx to GFH, resulting in ParagonEx becoming a wholly-owned subsidiary of GFH.
•	At or within sixty (60) days of the applicable record date, GFH will spin off MICT’s interest in Micronet Ltd., a partially owned subsidiary traded on the Tel Aviv Stock Exchange under the ticker MCRNL, to its shareholders who retain shares of MICT after the tender offer.

In connection with the Acquisitions, at Closing, the parties will receive the following approximate consideration:

•	Investors in the GFH Financing (assuming a $25 million raise) – 15,151,515 ordinary shares of GFH, representing approximately 8.83% of GFH
•	MICT Shareholders (other than BNN’s current ownership , and assuming that no shares of MICT are sold in the tender offer) – 9,048,077 ordinary shares of GFH, representing approximately, 5.27% of GFH
•	Brookfield Interactive (HK) Shareholders – 58,898,810 ordinary shares of GFH, representing approximately 34.37% of GFH
•	ParagonEx Shareholders – (a) $25 million in cash, (b) a senior unsecured note in the principal amount of $10 million and (c) 86,382,373 ordinary shares of GFH, representing approximately 50.36% of GFH
•	ParagonEx Founders – 2,000,000 ordinary shares of GFH, representing approximately, 1.17% of GFH

All of the shares to be issued by GFH are valued at $1.65 per share, representing a GFH equity valuation of approximately $283 million.

The Business of GFH

The merger is intended to create a strong B2B technology platform with operational expertise that will enable GFH to present a leading global multifaceted platform for trading in digital assets. ParagonEx’s and Brookfield Interactive (HK)’s assets and technology are highly complementary and are expected to enable GFH to monetize BNN’s opportunities within China as well as expedite the growth plan of ParagonEx globally. GFH believes future growth can be driven by the combination and penetration of existing products and platforms into new and emerging markets while capitalizing on revenue acquisition opportunities in a consolidating market.

GFH’s enhanced access to the financial markets, supported by a NASDAQ listing, is anticipated to facilitate the acquisition, at attractive and accretive acquisition multiples, of revenues streams of smaller companies dependent on third party software providers, as regulatory changes drive industry consolidation. These potential acquisitions offer significant opportunities for operational cost savings as a result of ParagonEx’s highly scalable and robust PaaS capability.

ParagonEx and Brookfield Interactive (HK) are already developing new “play for fun” products to create new revenue streams for GFH. These online games are expected to appeal to a different, yet larger, segment of end users who are not financial traders, but who wish to enjoy playing online financial trading games.

GFH intends to establish its base of operations in Hong Kong and believes that this will enable a rapid rollout of its operations to service the South East Asia market. GFH intends to obtain all licenses necessary to conduct the business and support the operation of the group from Hong Kong.

Commenting on the proposed transaction, Darren Mercer, Chief Executive Officer of Brookfield Interactive (HK), said:

“We are extremely excited to have agreed on a combination of these highly complementary companies. Together they provide an underlying business that can be very profitable, boasting a world class technology platform with big data analytical capability, a management team with decades of experience building highly profitable technology companies and an opportunity to monetize a number of significant commercial relationships in Asia. The blend of these companies enables the combined entity to benefit from the specialisms in which each element excels and allows us to view the future with considerable confidence. I am particularly pleased to see this echoed by the support of investors in the Financing which has raised $23.5 million.”

David Lucatz, Chairman, Chief Executive Officer and President of MICT, added:

“This transaction marks a significant milestone in the evolution of MICT. The merged company will develop a much more substantial and diverse revenue stream than has been possible during our solid progress over the last 10 years. It is a game changer for us, providing the opportunity to generate significant value for our shareholders, who will be encouraged by the support for the financing at $1.65 per share. Looking ahead, this compelling merger of our three companies positions GFH well to leverage its proprietary technology, capital raising ability and Asian experience in addressing a number of fast-growing business segments.”

Simon Duggan, CEO of ParagonEx, said:

“We are delighted to take part in an exciting combination that accelerates our expansion. For more than 10 years our team has delivered linear year-on-year profits growth. This performance has been supported by strong technology in which more than $45 million has been re-invested to date. This transaction will support our new revenue acquisition program, and the deployment of our platform in new directions, commencing with the execution of key BNN commercial relationships in China. I strongly believe that combining with MICT’s capital markets experience in the US and BNN’s access to Chinese consumer and business markets is an exciting opportunity to fast-track further adoption of ParagonEx’s technology in the global market.”

Transaction Advisors

Maxim Group LLC acted as sole financial advisor to Brookfield Interactive (HK ) and BNN Technology PLC in connection with the proposed Merger.

Herzog Fox & Neeman are acting as legal counsel to ParagonEx Ltd in connection with the transactions contemplated by the merger agreement.

CoView Capital, a Manhattan-based investment bank focused on mergers and acquisitions, rendered the Fairness Opinion to the Board of MICT. Mintz, Levin, Cohn, Ferris, Glovsky, and Popeo, P.C. and Naschitz, Brandes, Amir & Co. are acting as legal counsel to MICT in connection with the transactions contemplated by the merger agreement.

Official filings with the US Securities and Exchange Commission relating to this transaction may be found at www.sec.gov

ENDS

For further information, please contact:

Brookfield Interactive (HK) info@bnntechnology.com +44(0) 1565 872 990

MICT, Inc. info@mict-inc.com +1 (201) 225-0190

Additional Information and Where to Find It

In connection with the proposed transactions described herein, MICT, Global Fintech Holdings, ParagonEx and Brookfield Interactive (HK) will prepare a proxy statement/prospectus for MICT’s stockholders and a registration statement on Form F-4 to be filed with the Securities and Exchange Commission. MICT’s proxy statement/prospectus will be mailed to MICT’s stockholders that do not opt to receive the document electronically. MICT, Global Fintech Holdings, ParagonEx and Brookfield Interactive (HK) urge investors, stockholders and other interested persons to read, when available, the proxy statement/prospectus, as well as other documents filed with the SEC, because these documents will contain important information.

Such persons can also read MICT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for a description of the security holdings of its officers and directors and their respective interests as security holders in the consummation of the transactions described herein. MICT’s definitive proxy statement/prospectus, which will also be included in the registration statement, will be mailed to stockholders of MICT as of a record date to be established for voting on the transactions described in this report. MICT’s stockholders will also be able to obtain a copy of such documents, without charge, by directing a request to: MICT, 28 West Grand Avenue, Suite 3, Montvale NJ 07645. These documents, once available, can also be obtained, without charge, at the Securities and Exchange Commission’s web site (http://www.sec.gov).

Participants in Solicitation

MICT and its directors and executive officers, may be deemed to be participants in the solicitation of proxies for the special meeting of MICT’s stockholders to be held to approve the transactions described in this press release. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of MICT’s stockholders in connection with the proposed Transactions will be set forth in the proxy statement/prospectus when it is filed with the SEC. You can find information about MICT’s executive officers and directors in its Annual Report on Form 10-K, which was filed with the SEC on April 13, 2018. You can obtain free copies of these documents from MICT using the contact information above.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of MICT or Global Fintech Holdings, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Important Information about the Tender Offer

THE TENDER OFFER REFERRED TO IN THIS PRESS RELEASE HAS NOT YET COMMENCED. THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO SELL OR PURCHASE, OR THE SOLICITATION OF TENDERS WITH RESPECT TO THE SHARES OF MICT. NO OFFER, SOLICITATION, PURCHASE OR SALE WILL BE MADE IN ANY JURISDICTION IN WHICH SUCH AN OFFER, SOLICITATION, PURCHASE OR SALE WOULD BE UNLAWFUL. THE OFFER WILL BE MADE SOLELY PURSUANT TO THE TENDER OFFERING DOCUMENTS. THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFERING DOCUMENTS AND TO CONSULT THEIR INVESTMENT AND TAX ADVISORS BEFORE MAKING ANY DECISION REGARDING THE TENDER OF THEIR SHARES. TO COMMENCE THE TENDER OFFER, A TENDER OFFER STATEMENT ON SCHEDULE TO (THE “TENDER OFFER STATEMENT”) WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). IN ADDITION, FOLLOWING DEFINITIVE DOCUMENTATION, MICT INTENDS TO FILE WITH THE SEC A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH RESPECT TO THE TENDER OFFER. THE TENDER OFFER STATEMENT, INCLUDING THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL, AND OTHER RELATED MATERIALS, AND THE SOLICITATION/RECOMMENDATION STATEMENT OF MICRONET ON SCHEDULE 14D-9, WILL ALSO BE AVAILABLE TO MICT’S STOCKHOLDERS AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV.

Non-GAAP Financial Metrics:

The amounts set forth in this Press Release were calculated in accordance with International Financial Reporting Standards (IFRS). This Press Release includes non-GAAP and non-IFRS financial measures for ParagonEx which do not conform to SEC Regulation S-X in that it includes financial information (EBITDA) not derived in accordance with US GAAP or IFRS. Accordingly, such information and data will be adjusted and presented differently in the F-4 and MICT’s proxy statement to be filed with the SEC to solicit shareholder approval of the proposed transaction. ParagonEx believes that the presentation of non-GAAP/non-IFRS measures provides information that is useful to investors as it and provides an additional tool for investors to use in evaluating ongoing operating results and trends ParagonEx. Investors should review ParagonEx’s audited and interim financial statements, which will be presented in the F-4 and MICT’s proxy statement to be filed with the SEC, and not rely on any single financial measure to evaluate their respective businesses. Other companies may calculate EBITDA and other non-GAAP/non-IFRS measures differently, and therefore PAragonEx’s EBITDA and other non-GAAP/non-IFRS measures may not be directly comparable to similarly titled measures of other companies.

Safe Harbor Language

This press release includes "forward-looking statements" within the meaning of U.S. federal securities laws. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results and, consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements and factors that may cause such differences include, without limitation, MICT, Global Fintech Holdings, ParagonEx and Brookfield Interactive (HK)’s expectations with respect to future performance, growth and anticipated acquisitions; the anticipated financial impact of the reverse merger; ability to recognize the anticipated benefits of the reverse merger; costs related to the proposed reverse merger; the satisfaction of the closing conditions to the reverse merger; the timing of the completion of the merger; global economic conditions; the price, terms and timing of the Tender Offer, the timing and terms of the spinoff; geopolitical events and regulatory changes; acts of piracy, political instability, terrorist or other attacks, war or international hostilities; loss of key personnel; difficulty managing planned growth properly; access to additional financing; changes in tax laws; weather and natural disasters; changing interpretations of generally accepted accounting principles; inquiries and investigations and related litigation; continued compliance with government regulations; and other risks and uncertainties indicated from time to time in filings with the SEC. The foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in MICT's most recent filings with the SEC and will be contained in the proxy statement/prospectus to be filed as result of the transactions described above. All subsequent written and oral forward-looking statements concerning MICT, Global Fintech Holdings, ParagonEx, Brookfield Interactive (HK) and BNN Technology, the transactions described herein or other matters and attributable to MICT, Global Fintech Holdings, ParagonEx, Brookfield Interactive (HK) and BNN Technology, or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. None of MICT, Global Fintech Holdings, ParagonEx, Brookfield Interactive (HK) and BNN Technology undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.